EXHIBIT 99.B(p)(4)

I.              CODE OF ETHICS

A primary duty of all directors, officers and employees of HBAM and its affiliated companies, when dealing with investment advisory clients, is to conduct themselves in conformance with the highest ethical standards.  Thus, no director, officer or employee of HBAM will be permitted to engage in any activity that could result in an actual, potential, or perceived conflict of interest, and must avoid any action that may be perceived as a breach of trust.

Hyperion Brookfield Asset Management, Inc. (the “Adviser”) has determined to adopt this Code of Ethics (the “Code”) to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-l under the Investment Company Act of 1940 (“Investment Company Act”).(1)

A.            DEFINITIONS

1.              An “Access Person” means (i) any Trustee, Director, Officer or Advisory Person (as defined below) of the Adviser or of any company in a control relationship to the Adviser or (ii) any Trustee, Director, Officer or Advisory Person of the Adviser who, with respect to Advisory Clients (as defined below), makes any recommendation or participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Advisory Clients or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by such Adviser to the Advisory Clients or (iii) any Trustee, Director, Officer or Advisory Person of the Adviser who has access to information regarding the portfolio holdings of any reportable fund (as defined below).

2.              An “Advisory Client” means any individual, group of individuals, partnership, trust or company, including a registered investment company, for whom the Adviser acts as an investment adviser.

3.              An “Advisory Person” means any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection

(1) Each registered investment company (the “Funds”) managed by the Advisor has adopted a similar Code of Ethics.

with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Advisory Clients or obtains information regarding the portfolio holdings of any reportable fund, or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with the Adviser who obtains information regarding the purchase or sale of securities or information regarding the portfolio holdings of any reportable fund.

4.              A “Portfolio Manager” means any person or persons with the direct responsibility and authority to make investment decisions affecting the Advisory Clients.

5.              “Access Persons,” “Advisory Persons” and “Portfolio Managers” shall not include any individual who is required to and does file quarterly reports with any investment adviser, sub-adviser, administrator or the principal underwriter substantially in conformity with Rule 17j-1 of the Investment Company Act or Rule 204A-1 of the Advisers Act, provided however, that the Chief Compliance Officer of any investment adviser, sub-adviser, administrator, or the principal underwriter shall (i) file an annual certification with the Adviser stating that such entity has adopted or approved the continuation of its Code of Ethics, substantially in the form that was provided to the Adviser’s Board of Directors at the time when the Adviser’s Code of Ethics was adopted; and (ii) notify the Adviser’s Chief Compliance Officer of any violation of such entity’s Code of Ethics upon actual knowledge by such Chief Compliance Officer that a violation had occurred. The Adviser’s Chief Compliance Officer shall report any such violations to the Adviser’s Board of Directors in accordance with the provisions of this Code of Ethics.

6.              “Beneficial Ownership” shall be interpreted subject to the provisions of Rule 16a-l(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934. Beneficial Ownership is interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. The term “pecuniary interest” in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. It is not relevant whether such securities are registered or standing on the books of the issuer in the name of such person or some other person. Thus, for example, securities held for a person’ s benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is a partner, and securities held by any corporation which is controlled by a person (directly or through intermediaries), would be deemed to be beneficially owned by said person. Similarly, beneficial ownership is presumed regarding securities and accounts held in the name of a spouse, a domestic partner, a minor child, or an immediate family member living in the same household or substantially dependent on such person for support. In some cases a fiduciary, such as a trustee, may have beneficial ownership by having or sharing voting or investment power with respect to such securities even if such person does not have a financial interest in the securities.

7.              The “Chief Compliance Officer” is the person designated by the Adviser’s Board of Directors to monitor the overall compliance with this Code. In addition, the Chief Compliance Officer will provide preclearance of any personal security transaction as required by this Code of Ethics.

8.              “Control” shall have the same meaning as set forth in Section 2(a)(9) of the Investment Company Act.

9.              “Investment Person” means an Access Person who also is (i) a Portfolio Manager, (ii) a securities analyst or trader who provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager’s decisions, (iii) any other person who, in connection with his or her duties, makes or participates in making recommendations regarding an Advisory Client’s purchase or sale of Securities, or (iv) an Advisory Person who has been notified by the Chief Compliance Officer by virtue of the nature of the Advisory Person’s duties and functions.

10.       “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

11.       “Reportable fund” means (i) any fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act (i.e., in most cases the Adviser must be approved by the fund’s board of directors before Adviser can serve) or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

12.       “Security” shall have the meaning as set forth in Section 2(a)(18) of the Advisers Act (in effect, all securities), except-that it-shall not include securities issued by the U.S. Government (or any other “government security” as that term is defined in the Investment Company Act), bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated by the Board of Directors of the Adviser and shares of registered open-end investment companies, other than reportable funds.

13.       A security is “being considered for purchase or sale” when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

B.            STATEMENT OF GENERAL PRINCIPLES

The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

Each Access Person shall adhere to the highest ethical standards and shall:

1.              at all times, place the interests of the Advisory Clients before his personal interests;

2.              conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

3.              not take any inappropriate advantage of his position with or on behalf of the Advisory Clients.

C.            RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.              Blackout Periods

No Investment Person shall purchase or sell, directly or indirectly, any Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within five (5) business days before or five (5) business days after the same Security is purchased or sold by an Advisory Client. The CCO may exclude from this provision trades that are programmatic in nature and do not represent a substantive investment decision with respect to any particular Security.

If an Investment Person obtains pre-approval pursuant to Section D for a transaction in a Security, and a transaction in the same Security for an Advisory Client takes place within a period of five (5) business days following the Investment Person’s transaction, the Investment Person’s transaction may be reviewed further by the Chief Compliance Officer to determine the appropriate action, if any.

2.              Initial Public Offerings

Access Person shall obtain prior written approval from the Compliance Officer prior to acquiring beneficial ownership in any security in an initial public offering for his or her personal account. No Access Person shall obtain beneficial ownership of any Mortgage REITS in an initial public offering.

3.              Private Placements

With regard to private placements, each Access Person shall:

(a)          obtain express prior written approval from the Chief Compliance Officer (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for the Advisory Clients, and whether such opportunity is being offered to such Advisory Person by virtue of his position with the Advisory Clients) before obtaining beneficial ownership of securities in a private placement; and

(b)         after authorization to acquire securities in a private placement has been obtained, disclose such investment with respect to any subsequent consideration by the Advisory Clients for investment in that issuer.

Any express prior written approval received from the Chief Compliance Officer shall be valid only on the day on which it was issued. If the Advisory Clients decide to purchase securities of an issuer, the shares of which have been previously obtained for personal investment by an Access Person, that decision shall be subject to an independent review by Advisory Persons with no personal interest in the issuer.

4.              Short-Term Trading

No Advisory Person shall purchase and sell, or sell and purchase, the same (or equivalent) securities of which such Advisory Person has beneficial ownership within thirty (30) calendar days. Any short-term trading profits realized without preclearance shall, unless the CCO approves otherwise, be disgorged as directed by the Adviser’s Board of Directors.

5.              Exempted Transactions

The prohibition of Section III shall not apply to:

(a)          purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(b)         purchases or sales that are non-volitional on the part of the Access Person or the Advisory Clients, including mergers, recapitalizations or similar transactions;

(c)          purchases which are part of an automatic dividend reinvestment plan;

(d)         purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(e)          purchases and sales that receive prior approval in writing by the Chief Compliance Officer as (a) only remotely potentially harmful to the Advisory Clients because they would be very unlikely to affect a highly institutional market, (b) clearly not economically related to the securities to be purchased or sold or held by the Advisory Clients or (c) not representing any danger of the abuses prescribed by Rule 17j-1, but only if in each case the prospective purchaser has identified to the Chief Compliance Officer all factors of which- he- or she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his or her transaction and securities held or to be held by the Advisory Clients.

D.            COMPLIANCE PROCEDURES

1.              Preclearance Procedures

An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of a security except as provided below unless:

(a)          such purchase or sale has been precleared and approved by the Chief Compliance Officer;

(b)         the approved transaction is completed on the same day approval is received; and

(c)          the Chief Compliance Officer has not rescinded such approval prior to execution of the transaction.

2.              Security Transactions Requiring Preclearance

An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of the following securities except as provided in the above preclearance procedures:

(a)          any registered investment company or other investment company affiliated with the Adviser or affiliated with any entity controlled by or under common control with the Adviser;

(b)         any securities issued by the Adviser, its affiliates, or its Advisory Clients;

(c)          any corporate bonds;

(d)         any municipal bonds;

(e)          any mortgage-backed securities (including commercial mortgage backed securities);

(f)            any equities in excess of the greater of 1,000 shares or $50,000 aggregate purchase price per class per issuer in a one-week period;

(g)         any private placements;

(h)         any initial public offerings (other than Mortgage REITS);

(i)             any option trades.

3.              Reporting

(a)          Coverage: Each Access Person shall file with the Chief Compliance Officer confidential quarterly reports containing the information required in Section IV.C.2. of this Code with respect to all transactions during the preceding quarter in any securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, provided that no Access Person shall be required to report transactions effected for any account over which such Access Person has no direct or indirect influence or control (except that such an Access Person must file a written certification stating that he or she has no direct or indirect influence or control over the account in question). All such Access Persons shall file reports, even when no transactions have been effected, representing that no transactions subject to reporting requirements were effected.

(b)         Filings: Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)                                     the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount of each security involved;

(ii)                                  the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)                               the price at which the transaction was effected;

(iv)                              the name of the broker, dealer or bank with or through whom the transaction was effected; and

(v)                                 the date the Access Person submits the report.

(c)          Any report may contain a statement that it shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(d)         Confirmations: All Access Persons shall direct their brokers to supply the Adviser’s Chief Compliance Officer on a timely basis, duplicate copies of confirmations of all personal securities transactions.

4.              Review

In reviewing transactions, the Chief Compliance Officer shall take into account the exemptions allowed under Section III.E.  Before making a determination that a violation has been committed by an Access Person, the Chief Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

5.              Disclosure of Personal Holdings — Initial and Annual Holdings Report

All Access Persons shall disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis. The initial holdings report must be submitted no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The annual holdings report must be submitted no later than 10 business days after the end of the first calendar quarter, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

The initial and annual personal holdings report shall contain the following information:

(a)          the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each security involved;

(b)         the name of the broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(c)          the date the access person submits the report.

6.              Certification of Compliance

Each Access Person is required to certify quarterly that he or she has read and understood the Adviser’s Code and recognizes that he or she is subject to such Code. Further, each Access Person is required to certify quarterly that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

E.              GIFTS AND ENTERTAINMENT

1.              Gifts

No Advisory Person may receive any gift of more than de minimis value from any person or entity that does business with or on behalf of the Advisory Clients that poses a potential conflict of interest. No Advisory Persons may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Advisory Clients that poses a potential conflict of interest without pre-approval by the CCO.

Notwithstanding the above, any gift provided to a government official (including a foreign official), candidate for elected office, or a union and their representatives, officers or employees must be pre-approved by the CCO, even if such gift is de minimis in value.

A government official is defined as someone who holds an office in an organization or government and participates in the exercise of authority including, but not limited to, governors, state legislators, state, county, city or municipal board members of a pension fund, county clerks, judges, or member of a state, county, city or municipal executive, legislative or judicial branch of government. A union, which includes Taft-Hartley Plans, is defined as an organization of workers joined to protect their common interests and improve their working conditions. If an Advisory Person is not sure if an individual is a government official, candidate or union representative, officer or employee, he or she should contact the Chief Compliance Officer.

2.              Entertainment

No Advisory Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Adviser.

Notwithstanding the above, any entertainment provided to a government official (as defined above), candidate for elected office, or a union and their representatives, officers or employees must be pre-approved by the CCO, even if such entertainment is de minimis in value.

F.              SERVICE AS A DIRECTOR

1.              No Advisory Person shall serve on a board of directors of a publicly traded company without prior authorization from the Board of Directors of the Adviser, based upon a determination that such board service would be consistent with the interests of the Adviser and its investors.

2.              If board service of an Advisory Person is authorized by the Board of Directors of the Adviser such Advisory Person shall be isolated from the investment making decisions of the Adviser with respect to the company of which he is a director.

G.            REVIEW BY THE BOARD OF DIRECTORS

At least annually, the Chief Compliance Officer shall report to the Board of Directors regarding:

1.              All existing procedures concerning Access Persons’ personal trading activities and any procedural changes made during the past year;

2.              Any recommended changes to the Adviser’s Code or procedures; and

3.              A summary of any violations which occurred during the past year with respect to which significant remedial action was taken.

H.            INTERNAL REPORTING OF VIOLATIONS

All Advisory Persons must report matters involving violations of this Code promptly to the CCO. You can report a violation on a confidential or anonymous basis. Hyperion does not permit retaliation against Advisory Persons for reports submitted in good faith.  Reports of violations will be investigated and appropriate actions will be taken by the CCO.

I.                 SANCTIONS

1.              Sanctions for Violations by Access Persons

Access Persons are required to comply with the policies and procedures outlined in the Code and any other applicable federal securities laws.

Any violation of this Code shall be subject to the imposition of such sanctions by the CCO as the CCO deems appropriate under the circumstances to achieve the purposes of this Code, provided, however, if the sanctions include suspension or termination of employment, such suspension or termination must be approved by the Board of Directors.

Such sanctions may include, but will not necessarily be limited to, one or more of the following: a letter of censure; restitution of an amount equal to the difference between the price paid or received by the affected Advisory Client(s) and the more advantageous price paid or received by the offending person; the suspension or termination of personal trading privileges; or the suspension or termination of employment.

J.              MISCELLANEOUS

1.     Access Persons

The Chief Compliance Officer of the Adviser will identify all Access Persons who are under a duty to make reports to the Adviser and will inform such persons of such duty. Any failure by the Chief Compliance Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

2.     Records

The Adviser’s Compliance Administrator shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the Investment Company Act, and shall be available for examination by representatives of the Securities and Exchange Commission (“SEC”):

(a)          a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(b)         a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(c)          a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(d)         a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place.

In addition, the Adviser’s Compliance Administrator shall maintain the following records in accordance with Rule 17j-1(f) of the Investment Company Act:

(a)          a copy of any written report required under Rule 17j-1(c)(2)(ii) that: (i) describes any issues arising under the Code since the last report to the board of directors of an investment company, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the materials violations, which shall be maintained for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(b)         a copy of any certificate required under Rule 17j-1(c)(2)(ii) stating that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code, which shall be maintained for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(c)          a record of any decision and the reasons supporting the decision to approve the acquisition by Access Persons of securities offered in initial public offerings and limited offerings for not less than five years following the end of the fiscal year in which the approval is granted.

3.              Distribution of the Code and Acknowledgment of Receipt

The Adviser will provide all Access Persons with a copy of the Code and any amendments and will obtain written acknowledgments of their receipt of the Code and any amendments.

4.              Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

5.              Interpretation of Provisions

The Board of Directors of the Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

6.              Short-Term Employees

Temporary employees, consultants and interns hired for a period of less than three months must abide by the Code except for the reporting requirements under Section XII.D.3.  Each such temporary personnel shall receive initial training in the Code, access to the HBAM’s electronic compliance manual and a copy of the Code and the current restricted securities list. He or she is then required to sign a certification acknowledging that he or she has read and understood HBAM’s compliance policies and procedures including the Code. Each such temporary personnel also must report any personal brokerage trading accounts and pre-clear any transactions as required by the Code. At the end of their tenure with the firm, each such temporary personnel is required to complete an exit certification attesting to his or her compliance with our Code and Insider Trading policies and procedures during his or her course of employment.  All records are kept on file by the Compliance Department.

7.              Review Process

An Advisory Person may request review by the CCO of a decision or determination made by the CCO or Board of Directors pursuant to this Code. The CCO or the Board of Directors may elect to consider or reject the request for review.